                              DISTRIBUTION PLAN OF

SATUIT CAPITAL U.S. SMALL CAP FUND
SATUIT CAPITAL U.S. SMID CAP FUND

                             PURSUANT TO RULE 12b-1

      Distribution Plan, (the "Plan") of Satuit Capital U.S. Small Cap Fund and Satuit Capital U.S. SMID Cap Fund (the "Funds" and each, a “Fund”), each a series of Satuit Capital Management Trust (the "Trust"), a Delaware

statutory trust.

      WHEREAS, the Trustees of the Trust have determined to adopt this

Distribution Plan (the "Plan") on behalf of each Fund, in accordance with the requirements of the Investment Company Act of 1940, as amended (the "Act") and have determined that there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders.

      NOW, THEREFORE, the Trustees hereby adopt the Plan on the following terms and conditions:

(1)

Each Fund shall pay directly or reimburse Satuit Funds Management, LLC (the “Adviser”), at the end of each month, up to a maximum on an annual basis of 0.25% of the average daily value of the net assets of the Fund, subject to any applicable restrictions imposed by rules of the Financial Industry Regulatory Authority, Inc., for distribution expenditures incurred by the Fund and the Adviser in connection with the sale and promotion of the Fund’s shares and the furnishing of services to shareholders of the Fund. Such expenditures shall consist of: (i) commissions to sales personnel for selling shares of the Fund; (ii) compensation, sales incentives and payments to sales, marketing and service personnel; (iii) payments to broker-dealers and other financial institutions which have entered into agreements with the Fund in the form of a Dealer Agreement for National Affiliated Investment Companies for services  rendered in connection with the sale and distribution of shares of the Fund; (iv) payment of expenses incurred in sales and promotional activities, including advertising expenditures related to the Fund; (v) the costs of preparing and distributing promotional materials; (vi) the cost of printing the Fund's Prospectus and Statement of Additional Information for distribution to potential investors; and (vii) such other similar services that the Trustees of the Trust determine are reasonably calculated to result in sales of shares of the Fund; provided, however, that a portion of such amount paid to the Adviser, which portion shall be equal to or less than 0.25% annually of the average daily net assets of the Fund shares, may be paid for reimbursing the costs of providing services to shareholders, including assistance in connection with inquiries related to shareholder accounts (the "Service Fee").

           Amounts paid or payable by each Fund under this Plan or any agreement with any person or entity relating to the implementation of this Plan

           ("related agreement") shall only be used to pay for, or reimburse payment for, the distribution expenditures described in the preceding paragraph and shall, given all surrounding circumstances, represent charges within the range of what would have been negotiated at arm's-length as payment for the specific sales or promotional services and activities to be financed hereunder and any related agreement, as determined by the Trustees, in the exercise of reasonable business judgment, in light of fiduciary duties under state law and Sections 36(a) and (b) of the Act and based upon appropriate business estimated and projections.

      (2)  At least quarterly in each year the Plan remains in effect, the

           Fund's Principal Financial Officer or Treasurer, or such other person authorized to direct the disposition of monies paid or payable by the

           Fund, shall prepare and furnish to the Trustees for their review, and the Trustees shall review a written report complying with the requirements of Rule 12b-1 under the Act regarding the amounts expended under the Plan and the purposes for which such expenditures were made.

      (3)  This Plan shall not take effect until it, together with any related agreements, have been approved by a vote of at least a majority of the Trustees, as well as a vote of at least a majority of the

           Trustees who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any related agreements (the

           "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on the Plan or any related agreement, and the Plan shall not take effect with respect to the Fund until it has been approved by a vote of at least a majority of the outstanding voting securities (as defined in the Act) of the Fund.

      (4)  This Plan shall remain in effect for one year from the date of its execution and may be continued thereafter if specifically approved at least annually by a vote of at least a majority of the Trustees, as well as a majority of the Disinterested Trustees. This Plan may be amended at any time, provided that (a) the Plan may not be amended to increase materially the amount of the distribution expenses provided in Paragraph 1 hereof (including the Service Fee) without the approval of at least a majority of the outstanding voting securities

           (as defined in the Act) of the Fund and (b) all material amendments to this Plan must be approved by a vote of the Trustees and the

           Disinterested Trustees cast in person at a meeting called for the purpose of such vote.

      (5)  While this Plan is in effect, the selection and nomination of

           Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Disinterested

           Trustees then in office.

      (6)  Any related agreement shall be in writing and shall provide that (a)

           such agreement shall be subject to termination, without penalty, by vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund on not more than 60 days' written notice to the other party to the agreement, and (b) such agreement shall terminate automatically in the event of its assignment.

      (7)  This Plan may be terminated at any time by a vote of a majority of the Disinterested Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund. In the event this Plan is terminated or otherwise discontinued, no further payments hereunder will be made by the Plan.

      (8)  Each Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 2 hereof, and any other information, estimates, projections and other materials that serve as a basis therefore, considered by the Trustees, for a period of not less than six years from the date of this Plan, the agreement or report, as the case may be, the first two years in an easily accessible place.

Adopted as of the ___ day of ___________, ______